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                                                               NEWS RELEASE


73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098


                       UNITED STATES FILTER CORPORATION
                          TO ACQUIRE POLYMETRICS INC.
                       FROM ANJOU INTERNATIONAL COMPANY


PALM DESERT, CALIFORNIA, June 27, 1995 - United States Filter Corporation (NYSE:USF) announced today that it has signed a letter of intent to acquire Polymetrics Inc. from Anjou International Company, the U.S. holding company of Compagnie Generale des Eaux (C.G.E.) of France. U.S. Filter will pay $60 million in cash and stock. The company said that it does not expect the acquisition to be dilutive to earnings. The transaction is scheduled to close September 29 and is subject to the execution of a definitive purchase agreement and clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Polymetrics' revenues were approximately $34 million in 1993; approximately $41 million in 1994, and are projected by Polymetrics' management to approximate $50 million in 1995. Polymetrics' management also said that its backlog exceeds $50 million, and that 57% of Polymetrics' 1994 revenues were derived from its service business with 43% from capital equipment sales. Polymetrics operates six resin regeneration facilities in Los Angeles and Sunnyvale, California; Seattle, Washington; Colorado Springs, Colorado; Hartford, Connecticut; and Richmond, Virginia.

Polymetrics has five sales offices nationwide and is a leader in the design, manufacture and installation of ultra-high purity water treatment equipment for use in the eletronics industry. The company operates 31 large mobile demineralizer trailers on both the east and the west coasts. Polymetrics services approximately 4,000 customer sites and is also involved in the operation and management of systems at customers' locations.

U.S. Filter, the country's largest manufacturer of water and wastewater treatment systems, specializes in water management and resource recovery services for industrial, commercial and municipal customers. With corporate offices in Palm Desert, Calif., the company serves customers worldwide through more than 70 U.S. sales, service and regeneration facilitles, 30 international offices and 11 manufacturing plants.

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